Exhibit 10.16

Greenwich Hospital

Proposal for Medical

Equipment Procurement Services

March 2004

Table of Contents

Executive Summary	3
General Overview	4
Source Atlantic At-A-Glance	4
Project Team	5
Staff Availability	5
Case Studies
Sampling of Other Clients
Methodology and Scope of Work	6
Fee Estimate	7
Expense Estimate	7
Exclusions	7
Deposit & Deliverables	7
References

Executive Summary

Project:	Watson Pavilion Expansion
Project Owner:	Greenwich Hospital, Greenwich Ct.
Architect:	SBRA
Project Executive:	Stephen J. Carbery

Back Ground and Understanding:

Spaces included are as detailed in architectural plans dated Fall 2002.

Milestones:	User review meetings	April, 2004
	Package development	TBD
	RFP Issuance	TBD
	Vendor Selection	TBD
	Shop Drawing Issuance	TBD
	Product Installation	TBD

Product Lines Covered:	Medical Equipment

Products and Services to be provided:
Revision Planning (Quoted)
Procurement (Quoted)

General Overview

Source Atlantic is pleased to present the following proposal to provide equipment procurement services for the upcoming construction project. The proposal is a based on drawings received in November of 2003. We have quoted a fee for requested each service elements

The services and products may be selected as a whole or broken out to best meet the needs of Greenwich Hospital.

Source Atlantic At-A-Glance

For the 15 years Source Atlantic has developed expertise in meeting the capital equipment planning, budgeting, procurement and project logistics needs of existing hospitals engaged in planning expansions, renovations and new hospital construction projects. Source Atlantic currently lowers project and capital equipment acquisition costs by tightly managing the forecasting, planning, scheduling, procurement and delivery of equipment, technology, furniture and related material to healthcare providers. Its mission is to shorten the plan/buy/delivery cycle, reduce risk, and improve the quality of document storage, task management and information exchange during the project.

Our established international reputation secures the cooperation of high-profile equipment vendors, architects and contractors, guaranteeing unrivalled quality. Source Atlantic combines proven and systematic methodologies with team-based communication to ensure comprehensive value throughout the process.

Years in Operations	15
Focus	Forecasting, Planning, Procurement and Management of Capital Medical Equipment

Corporate Office	Rockland, Massachusetts

Support Offices	Lexington, South Carolina
La Jolla, California

Staff and Officers	12

Project Team

Bill McGowan	President
Lynn Pearson	Senior Planner
Bridget Paradis	Planning Support
Jed Luby	Planning Support & Installation Management

William B. McGowan, Jr.

Bill brings over 25 years of sales and consulting experience in healthcare. Following several years of successful field sales experience for a leading industry medical supplier, Bill sought out opportunities in the hospital construction and healthcare capital equipment market. His hospital design and construction experience started with The Architect’s Collaborative (TAC) in Cambridge, Massachusetts, where he successfully designed and implemented an application to plan equipment and perform cost estimates. The application was employed for TAC’s healthcare clients throughout North America and around the globe, including several projects in Europe, the Middle East and Southeast Asia. He then moved to RHA, a South Carolina firm dedicated to equipment planning. At RHA, Bill began the planning for Healthcare International (HCI) in Scotland where he joined the staff in 1991. During a three-year posting in the UK, Bill managed the entire equipment/furniture procurement effort totaling more than $20 million and employed project and negotiating tactics that have become his hallmark. In 1995, Bill returned to the States and launched William B. McGowan & Associates, a project planning and equipment procurement consulting firm. After operating independently for several years, Bill merged operations with RHA to form Source Atlantic. His skill set includes in-depth knowledge of the healthcare capital equipment market, strategic acquisition planning, procurement tactics, and contract negotiation. He has presented to the United Nations Development Council on how to plan and execute healthcare projects in the developing world and has participated in several industry roundtable forums.

Lynn Pearson

Lynn is a Radiologic Technologist by trade has spent the last 20 years effectively managing the resources needed to successfully plan, inventory and install capital equipment for projects world wide. Lynn possesses a deep understanding of the project planning process and has developed expertise in matching client clinical needs with equipment specifications. Her experience, industry insight, and cross-industry product knowledge are invaluable to Source Atlantic and clients alike.

James E. Luby, II

James “Jed” Luby began his healthcare work with the major U.S. furniture manufacturer, responsible for the installation management for the New England area. As such, Jed gained tremendous experience in healthcare construction and project management.

Jed joined Source Atlantic three years ago, when he managed the installation and logistics for a large healthcare project in Algeria. In addition to this project, Jed has been involved with The Lanarkshire Hospital project in Scotland, Hanscom Air Force Base in Bedford, Massachusetts, Portsmouth Naval Shipyard, Mid Coast Hospital in Maine and South Shore Hospital in Weymouth, Massachusetts.

Staff Availability

Our staff will be on-site, as needed, throughout the duration of the project. Our current project schedule will allow for this project to be accomplished within the agreed construction schedule.

Methodology and Scope of Work

Revision Planning (Quoted)

Continuing the planning portion of the project will commence with the receipt of the latest set of architectural plans and/or space planning documents. Our task will be to qualify previously planned equipment within each room as detailed on architectural plans. We will update the budget based upon this review session and provide a set of reports detailing electrical, mechanical and dimensional values.

Additionally, a revised set of manufacturers cut sheets for every item of “significant equipment”. Significant equipment is defined as anything requiring a service connection or that has a significant space requirement

Procurement (Quoted)

Source Atlantic’s team works closely with the clinical staff and materials management department to prepare specifications that meet both the clinical need as well as the financial goals of The Client. Following the development of specifications; RFPs are published to appropriate vendors. Once the proposals have been received, they are analyzed by the Source Atlantic team and then presented to The Client team. Equipment requirements can be aggregated with other Source Atlantic clients to increase buying power. Negotiations then begin using a process that Source Atlantic has proven to provide the best possible value for our clients.

FEE ESTIMATE

Please note this estimate is preliminary and based on information received from Project Management Team. Any required additional work will be performed only after client approval.

OMITTED FOR CONFIDENTIAL PURPOSES

Expense Estimate

All expenses will be billed to you at the rate incurred with no added mark up; presuming invoices presented for payment will be paid within thirty days. Any outstanding balance will be charged interest at 1½ % monthly. Expenses include direct costs associated with performing identified services such as CAD Plotting, copying, blueprinting, shipping, Travel, Lodging and meals. Travel time is included within the service price.

Exclusions

Items not covered in the proposal include information services equipment (computers, printers, and servers), network design, furniture office equipment (copiers, faxes), toilet accessories (mirrors, paper towel dispensers) and casework. Source Atlantic can include all within our package of services, if requested to do so.

Deposit & Deliverables

Upon execution of a contract a 10% deposit is requested to initiate the project. During the first days of the project we will work with you to determine the types of report requirements and the frequency of submission. Typically, we will deliver reports detailing the equipment by space/room, a budget report and complete engineering details.

We look forward to the opportunity to continue working with the Greenwich Hospital team. Should you have any questions or comments regarding this proposal please do not hesitate to contact me at 781.871.8500.

Sincerely yours,

March 10, 2004
William B. McGowan Jr.	Date
President

Signature will confirm acceptance of this proposal in its entirety. This proposal will serve as the governing document until such time as an official service agreement can be drafted and mutually agreed upon.

Accepted on behalf of Greenwich Hospital:

AWAITING FINAL SIGNATURE - CONTRACT IS BEING PERFORMED

By:

Name:

Title: